Exhibit 4.5
English translation of
PROMISSORY AGREEMENT
FOR THE PURCHASE/SALE OF
SHARES
By and Between
Mr. JOSÉ LUIS GALÍ PÉREZ
and
TELVENT OUTSOURCING, S.A.
concerning
GALIAN 2002, S.L.

Annex
ANNEX 8.1 DRAFT OF THE PURCHASE AND SALE AGREEMENT

This Promissory Purchase and Sale Agreement is entered into this 22nd day of October 2007 (hereinafter referred to as the “Date of Execution”) BY AND BETWEEN:
(A)	Mr. JOSÉ LUIS GALÍ PÉREZ, of legal age, married under a separation of estate scheme, domiciled in [***], holder of National Identity Card number [***] and acting on his own behalf.
Mr. José Luis Galí Pérez shall hereinafter be referred to as the “Promissory Seller.”
AND:
(B)	TELVENT OUTSOURCING, S.A., a Spanish corporation with registered address in Seville at Calle Tamarguillo, 29, registered in the Seville Companies Register in Volume 2,062, Folio 213, General Section of the Companies Book, Sheet SE-20857, Entry 1, with Tax Identification Number A-41696097 (hereinafter referred to as “Telvent” or as the “Promissory Buyer”) and duly represented by Mr. José Ignacio del Barrio Gómez and Ms. Ana María Plaza Arregui in their capacity as the company’s joint power of attorney holders.
Promissory Seller and Promissory Buyer shall hereinafter be individually referred to as the “Party” or jointly as the “Parties.”
RECITALS
I.	Whereas, the Promissory Seller is the owner of 220 shares numbered from 1 to 57, both inclusive, and from 101 to 263, both inclusive (hereinafter referred to at the “Shares”) representing 5.87 percent of the capital of the company GALIAN 2002, S.L., a Spanish limited liability company incorporated on March 18, 2002 by means of a public instrument executed before the Barcelona Notary Public Mr. Marco Antonio Alonso Hevia with the number 942 of his protocol files and registered in the Barcelona Companies Register in Volume 34,459, Folio 128, Section 8, Registration Sheet number B-247,372 and with Tax Identification Number B-62835053 (hereinafter referred to as “Galian 2002”). The Shares belong to him as follows:
(i)	Shares 1 to 57, both inclusive, by their subscription through a public instrument of Galian 2002’s incorporation executed on March 18, 2002 before the Barcelona Notary Public Mr. Marco Antonio Alonso Hevia with the number 942 of this protocol files and duly registered in the Barcelona Companies Register; and

(ii)	Shares 101 to 263, both inclusive, through their subscription through a public instrument of Galian 2002’s increase of capital executed on February 18, 2005 before the Barcelona Notary Public Mr. Juan Francisco Bages Ferrer with the number 296 of this protocol files and duly registered in the Barcelona Companies Register.
II.	Whereas, through his current shareholding in Galian 2002, the Promissory Seller is the indirect holder of 2 percent of the company Matchmind Holding, S.L.’s capital, which is a Spanish limited company incorporated on July 7, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 2,201 of his protocol files, duly registered in the Madrid Companies Register in Volume 20,449, Folio 59, Section 8, Registration Sheet

number M-361697 and with Tax Information Number B-84057983 (hereinafter referred to as “Matchmind Holding”). Matchmind Holding, along with the companies Matchmind, S.L. and Matchmind Ingeniería de Software, S.L. shall hereinafter be jointly referred to as the “Matchmind Group Companies” or the “Matchmind Group.”

III.	Whereas, the Parties recognize that it is essential for the Promissory Seller to maintain a shareholding of 5.87% in Galian 2002 and that the Promissory Buyer shall only be sold 94.13 percent of the aforementioned company’s capital due to the agreement set forth in Clause 3 of the addendum to the framework agreement dated September 25, 2007 stating that the 2 percent shareholding in Matchmind Holding set forth in the framework agreement shall not be direct but indirect through his shareholding in Galian 2002.

On the basis of the foregoing, the Promissory Buyer hereby guarantees the Promissory Seller that his shareholding in Matchmind shall remain being 2 percent without prejudice to any restructuring, corporate operations and swaps that may finally be agreed upon in Galian 2002, except for the reductions that could come about from said percentage as a result of the purchases in the schedule set forth, both of which are reflected herein.

IV.	Whereas, the Shares are free from any encumbrances, liens and third-party rights.

V.	Whereas, on September 25, 2007, the Promissory Seller and the Promissory Buyer, among others, entered into a framework agreement on the purchase of the Matchmind Group and its governance (hereinafter referred to as the “Framework Agreement”) by virtue of which the way and the terms and conditions under which the Promissory Buyer shall purchase from Mr. José Luis Galí Pérez and Mr. Manuel Galán Peréz (hereinafter referred to as the “Selling Partners”), as well as from the Management Team comprised of Mr. Carlos Delgado Suárez, Carsa Consultores, Cardel Consultores, Ms. Raquel Tuduri García, Mr. José Luis Molina Zamora, Ms. Margarita Fernández Gutiérrez, Mr. Antonio Luis Gálvez Fernández, Mr. Marcos de Miguel Pagazaurtundua, Mr. José Luís Rodríguez de Andrés, Mr. Miguel Larruscain Caballero, Mr. Francisco Javier Sotillos Bermejo, Mr. Jorge Pereira Hernández, Mr. Ignacio Rubio Laseca, Mr. Javier Miguel Fernández, Mr. José Ignacio de las Llanderas García, Mr. Mariano García Gutiérrez, Mr. Francisco Javier Álvarez Merino, Mr. Iñigo Barrón Ibeas, Mr. Arón Ramson, Ms. Rosa García González, Mr. Ramón Damián de Cózar Mena, Mr. Juan Solana, Mr. Enrique Serrano, Mr. José Manuel Fernández de Oliva and Mr. José Carvajal Martínez (hereinafter referred to as the “Management Team”) the direct and indirect Shares they may hold in the Matchmind Group. Mr. José Luis Galí Pérez and the members of the Management Team shall hereinafter be referred to as the “Promissory Parties.”

VI.	Whereas, in accordance with the provisions set forth in the Framework Agreement, the Promissory Seller shall undertake to transfer all of the Shares to the Promissory Buyer free from any encumbrances, liens and third-party rights under the terms and conditions set forth herein in this Promissory Purchase and Sale Agreement (hereinafter referred to as the “Agreement” or as the “Promissory Agreement”).
By virtue of the foregoing, the Parties mutually recognize they have the full capacity to enter into this Promissory Agreement and execute it under the following:

TERMS AND CONDTIONS
1.	PURPOSE

1.1	This Agreement, along with all the other promissory agreements on Shares in the Matchmind Group entered into on the Date of Execution by the Promissory Buyer and the Promissory Parties, shall govern the terms and conditions under which the Promissory Buyer shall gradually acquire from the Promissory Seller and the rest of the Promissory Parties the direct and/or indirect Shares they hold in the Matchmind Group Companies until it acquires 100 percent of the Matchmind Group’s capital.

1.2	For the purposes of the stipulations set forth in section 1.1 above, the Promissory Seller and the rest of the Promissory Parties assume before the Promissory Buyer the irrevocable undertaking of gradually selling all their direct and indirect Shares in the Matchmind Group Companies through this Agreement and the rest of the promissory purchase and sale agreements entered into on the Date of Execution. Likewise, the Promissory Buyer assumes before the Promissory Seller and the rest of the Promissory Parties the irrevocable undertaking to gradually acquire their Shares in the Matchmind Group Companies until it reaches a one hundred percent stake (100%) in the Matchmind Group’s capital.

1.3	The effective direct and/or indirect acquisition of the Shares in the Matchmind Group Companies, which the Promissory Parties undertake to irrevocably sell and the Promissory Buyer undertakes to irrevocably purchase by virtue of this Agreement and by the rest of the promissory purchase and sale agreements concerning Shares in the Matchmind Group, shall gradually come about over the years 2009, 2010 and 2011 once the audited consolidated annual accounts of the financial years ending on December 31, 2008, 2009 and 2010 have been approved. More specifically, fulfilling this Agreement and other promissory purchase and sale agreements concerning Shares in the Matchmind Group, the Promissory Buyer shall directly or indirectly acquire from the Promissory Seller and the rest of the Promissory Parties as follows:
1.3.1	A twelve percent (12%) stake in the capital of the Matchmind Group owned by the Promissory Buyer and the other Promissory Parties within the six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2008 are approved. To such a purpose, the Promissory Seller shall sell 28.57% of his direct and/or indirect Shares within the aforementioned deadline.

1.3.2	A ten percent (10%) stake in the capital of the Matchmind Group owned by the Promissory Buyer and the other Promissory Parties within the six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2009 are approved. To such a purpose, the Promissory Seller shall sell 23.81% of his direct and/or indirect Shares within the aforementioned deadline.

1.3.3	A twenty percent (20%) stake in the capital of the Matchmind Group owned by the Promissory Buyer and the other Promissory Parties within the six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2010 are approved. To such a purpose, the Promissory Seller shall sell 47.62% of his direct and/or indirect Shares within the aforementioned deadline.

The six-month (6) periods mentioned in the foregoing paragraphs are the maximum timeframe within which the purchases and sales set forth for the fulfillment of this Agreement and the rest of the promissory purchase and sale agreements on direct and/or indirect Matchmind Group Shares shall be executed. The Parties shall make their best efforts to execute such purchases and sale agreements as quickly as possible within the aforementioned periods.

1.4	The purchase price of the Shares in the Matchmind Group Companies shall be calculated based on the accounting data contained in the Matchmind Group’s audited consolidated annual accounts for financial years 2008, 2009 and 2010 pursuant to the provisions set forth in Clause 4 contained herein.

2.	PROMISE OF PURCHASE AND SALE

2.1	By virtue of this Agreement and subject to its stipulations, particularly the unique stipulations set forth herein, the Promissory Seller shall irrevocably undertake to sell all the Shares free from any encumbrances, liens or third-party rights to the Promissory Buyer, which shall irrevocably undertake to purchase them. The Shares shall be transferred by entering into the relevant purchase and sale agreement for the Shares (hereinafter referred to as the “Purchase and Sale Agreement”) within the deadlines set forth in Clause 3 and pursuant to the provisions set forth in Clause 8.

2.2	This promise to purchase and sell shall extend to any shares or shareholdings the Promissory Seller may receive or may be awarded for reasons having to do with the ownership of Shares as a result of a merger, a split, a non-cash contribution, a swap or any other legal business or corporate operation. For the purposes of this Promissory Agreement, such shares and shareholdings shall equally be construed as Shares.

2.3	The Promissory Seller shall undertake by virtue of this Agreement to keep all the Shares free from any encumbrances, liens or third-party rights in order to fulfill his obligation of selling the Shares free from any encumbrances, liens or third-party rights.

3.	PURCHASE AND SALE DEADLINES

3.1	The Promissory Seller and the Promissory Buyer shall enter into the relevant Purchase and Sale Agreement within six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2008 are approved, should it be the case, which may be no later than June 30, 2009. By virtue of the aforementioned agreement, the Promissory Buyer shall acquire from the Promissory Seller 28.57% of the Shares he directly or indirectly holds.

3.2	The Promissory Seller and the Promissory Buyer shall enter into the relevant Purchase and Sale Agreement within six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2009 are approved, should it be the case, which may be no later than June 30, 2010. By virtue of the aforementioned agreement, the Promissory Buyer shall acquire from the Promissory Seller 23.81% of the Shares he directly or indirectly holds.

3.3	The Promissory Seller and the Promissory Buyer shall enter into the relevant Purchase and Sale Agreement within six (6) months following the date the Matchmind Group’s audited consolidated annual accounts for the financial year ending on December 31, 2010 are approved, should it be the case, which may be no later than June 30, 2010. By virtue of the aforementioned agreement, the Promissory Buyer shall acquire from the Promissory Seller 47.62% of the Shares he directly or indirectly holds.

3.4	The six-month (6) periods mentioned in the foregoing paragraphs are the maximum timeframe within which the relevant Purchase and Sale Agreements set forth for the fulfillment of this Agreement shall have to be executed. The Parties shall make their best efforts to execute the purchases and sales as quickly as possible within the aforementioned deadlines.

4.	PURCHASE PRICE CALCULATION

4.1	The purchase price (hereinafter referred to as the “Price”) for the Shares in any of the Matchmind Group Companies at each of the moments referred to in Clause 3 contained herein shall be calculated on the basis of the accounting data contained in the Matchmind Group’s consolidated annual accounts for the financial years 2008, 2009 or 2010, depending on the case, by applying the formula indicated in Section 4.2.

4.2	Pr (Year n)=[EBITDA (Year n)*M (Year n)+NFP (Year n)]*P

Where:

Pr (Year n): Is the price of the Shares owned by the Promissory Seller in the last financial year ended and audited before the purchase thereof in keeping with the deadlines set forth in Clause 3.

Year n: Is the last financial year ended and audited before the purchase of the Shares owned by the Promissory Seller in keeping with the deadlines set forth in Clause 3.

M: Is the EBITDA multiple used that shall be calculated in keeping with the criteria set forth in Table 2 on the basis of the results and forecasts for the Matchmind Group submitted by the Management Team (Table 1).
Table 1

Financial Forcasts
	2003	2004	2005	2006	2007	2008	2009	2010	2011
Ventas (€ in millions)	18.0	24.9	37	56	76	97	117	131	143
EBITDA (€ in millions)	1.5	1.5	2.5	4.07	5.8	8.8	11.0	12.8	14.5
%	8.1%	6.2%	6.8%	7.3%	7.6%	9.1%	9.4%	9.7%	10.1%
EBIT (€ in millions)	1.3	1.4	2.2	3.7	5.4	8.2	10.2	11.8	13.3
%	7.3%	5.5%	6.0%	6.6%	7.0%	8.5%	8.7%	9.0%	9.3%
BDI (€ in millions)	0,6	0.9	1.3	2.1
%	3.3%	3.4%	3.6%	3.8%
NFP (€ in millions)	-1.3	-1.3	-2.7	-4.9

Table 2

	2008	2009	2010
Starting Percentage	12%	10%	20%
EBITDA Target (€ in millions)	€8.8	€11.0	€12.8
Basic Multiple Applicable (9M)	9.5x	9.5x	9.5x
Multiple Applicable to EBITDA above 9M (applicable to differential)	10.5x	10.5x	10.5x
Should the EBITDA of the year in question be equal to or less than 80% of the EBITDA Target reflected in the foregoing table, the multiple of 8 shall be used.

EBITDA: As regards to the Matchmind Group, the EBITDA represents operating profits or losses (as defined by the General Chart of Accounts and by the application of generally accepted accounting standards in Spain), plus depreciation allowances (including goodwill, as long as it has been previously subtracted from the operating result), plus changes in operating allowances, plus the allowances and any other kind of non-salary remuneration given to members of the Governing Bodies (not the salaries of any employees that are also directors of the Matchmind Group Companies), plus public subsidies, minus extraordinary results (as defined by the General Chart of Accounts and applying generally accepted accounting standards in Spain) and the costs invoiced by the Promissory Buyer to the Matchmind Group Companies beyond the normal course of trade and that cannot arise from the integration of such companies into the Promissory Buyer’s group (information systems, central expenses, etc.).

The rules set out below shall be applied when calculating EBITDA for the purposes of this Clause: (i) all financial statements shall be drawn up pursuant to the General Chart of Accounts and by applying generally accepted accounting standards in Spain that are in effect at the moment said statements are drawn up; (ii) any costs and expenses incurred connected with auditing the financial statements for financial years 2008, 2009 and 2010 shall be included, as shall those connected with year-end statements and (iii) when calculating EBITDA for the purposes of setting the value of each Share, the figure shall be adjusted (upwards or downwards) with the position of the Matchmind Group net financial debt at each of the aforementioned moments.

NFP: Is the Matchmind Group’s net financial position, as calculated by Debt + Cash

Where:

Debt: Is financial debt, including: (i) short-, medium- and long-term debts with credit institutions and other financial institutions (excluding any subordinate debt or participative loans from partners or shareholders); (ii) the issuing of bonds, debentures, promissory notes or any other kind of short-, medium- or long-term credit instrument; (iii) credit balances held with the Matchmind Group’s related parties, related companies, partners, shareholders or directors that are of financial nature and yield interest; (iv) net position arising from interest rate and foreign currency hedging instruments; (vi) recourse factoring; (vii) fully funded letters of credit; (viii) leasing; (ix) confirming; (x) bank endorsements; (xi) financial guarantees granted and received, excluding those issued during the ordinary course of trade and (xii) any interest due from any kind of financial debt included in this definition.

For the purposes of this Clause, the amount of financing obtained by the Promissory Buyer to carry out the Transaction (as this term is defined in the Framework Agreement) should it come to form part of the Matchmind Group pursuant to the stipulations set forth in Clause 3.2 of the Framework Agreement shall not be included under the notion of Debt.

Cash: Is the sum of cash and bank (that is to say, balances in savings banks and banks, excluding debit balances held with the Matchmind Group’s related parties, related companies, partners, shareholders or directors that are of a financial nature and yield interest) and cash equivalents (that is to say, investments in investment funds, short-term monetary market assets without penalty conditions, as well as any other similar investment i.e. short-term deposits, debt repos, etc.).

P: Is the percentage of Shares in the Matchmind Group Companies to be sold by the Promissory Parties and to be bought by the Promissory Buyer in each year: 12% of the Matchmind Group Companies’ capital in 2009, 10% in 2010 and 20% in 2011.

4.3	The result arising from applying the aforementioned formula shall give the valuation agreed upon by the Promissory Parties and the Promissory Buyer for the 12%, 10% and 20% direct and/or indirect ownership in the Matchmind Group Companies’ capital and, consequently, the price that the Promissory Seller shall receive will vary depending on the relative weight of the Promissory Seller’s Shares as regards the capital controlled by the Promissory Parties.

5.	NOTIFYING THE PURCHASE PRICE

5.1	Within fifteen (15) calendar days of each of the deadlines indicated in Clause 3 contained herein, in other words within fifteen days counting from the approval of the relevant audited consolidated annual accounts of the Matchmind Group, the Promissory Buyer shall give the Promissory Seller notice (hereinafter referred to as “Notice of Price”) by virtue of which the Promissory Buyer shall notify the Promissory Seller of the relevant purchase price calculated as per the formula set forth in section 4.2 above and the documents that justify the price’s calculation.

Once the Notice of Price has been received, the Promissory Seller shall have fifteen (15) calendar days to check the Price calculation notified by the Promissory Seller. Should the Promissory Seller disagree with the calculation thus made by the Promissory Buyer, he may give notice of his disagreement (hereinafter referred to as “Notice of Opposition”) within the aforementioned fifteen (15) calendar days.

Once the Notice of Opposition has been served, the following procedure shall apply:
5.1.1	The Promissory Buyer and the Promissory Seller shall negotiate in good faith for a period of fifteen (15) calendar days (hereinafter referred to as the “Negotiation Period”) in order to arrive at a mutual agreement on the Price’s amount. The Negotiation Period shall commence on the day following Notice of Opposition is served.

5.1.2	Should the Promissory Buyer and the Promissory Seller not reach an agreement within the Negotiation Period, the dispute shall be resolved by an independent expert, who shall be appointed and shall act pursuant to the stipulations set forth below, without prejudice to the execution of the relevant Purchase and Sale Agreement pursuant to the provisions set forth in Clause 5.3 hereunder.

5.1.3	The Parties shall appoint an independent auditing firm by means of a random draw, which:
(a)	may not be one of the firms that has provided advice to the Parties for this transaction or be any other firm that may create a conflict of interest with either the Promissory Buyer or the Promissory Seller; and

(b)	shall have to be a firm ranked among the top six (6) in Spain on the basis of turnover in the year immediately preceding its appointment.
5.1.4	Should the independent expert appointed at random not accept the appointment or not respond within seven (7) calendar days from the date it is given notice of the appointment or not issue a report within forty-five (45) calendar days from accepting the appointment, another draw shall be performed involving the remaining auditing firms. If none of the independent experts appointed by means of the foregoing procedure has issued a report and four (4) months have transpired since the first expert was put forward, this procedure shall be deemed to have been exhausted and the stipulations set forth in Clause 15 contained herein shall apply.

5.1.5	The independent expert appointed through the procedure set forth in the foregoing paragraphs shall be considered for the purposes of this Agreement as the “Independent Expert.”

5.1.6	The Independent Expert shall issue its report on the Price calculation in accordance with the formula set forth in section 4.2 contained herein within forty-five (45) calendar days of the appointment. To such a purpose, the Parties shall undertake to do everything that may be necessary so that the Matchmind Group Companies furnish the Independent Expert with as much information as it may require, as well as allowing it to contact the Matchmind Group’s auditors, along with accessing their work papers without any limitation whatsoever.

5.1.7	The Independent Expert shall allow the Parties to submit written allegations only once and within a common deadline for both parties before issuing its report. Said comments shall also be sent to the other Party by the Party that has drawn them up once the common deadline for submitting allegations has elapsed. The Independent Expert shall ensure the confidentiality of any allegations made by the Parties until the common deadline for submitting allegations has transpired.

5.1.8	The Independent Expert shall limit itself to resolving the dispute and, hence, shall set the Price for the relevant purchase and sale pursuant to the criteria set forth herein and in accordance with generally accepted accounting standards and rules in Spain on the date the report is issued.

5.1.9	The Independent Expert’s fees shall be equally incurred by the Promissory Seller and the Promissory Buyer. Except in the event of an obvious material or arithmetic error, the Independent Expert’s decision shall be definitive and binding on the Parties, who shall undertake to accept it and put it into effect. Should the Independent Expert make an obvious material or arithmetical error, the Independent Expert shall be given a new period of ten (10)

calendar days to put it right and, should it not do so, the Parties shall resort to the procedure set forth in Clause 15 contained herein.
5.2	Should the Promissory Seller be in agreement with the Price calculation made by the Promissory Buyer or not have given notice of his disagreement through a Notice of Opposition within fifteen (15) calendar days from receiving Notice of Price, the Promissory Buyer shall give the Notice of Purchase and Sale referred to in Clause 8 contained herein within five (5) calendar days following expiration of the deadline for issuing a Notice of Opposition.

5.3	Should the Promissory Seller give Notice of Opposition within the deadline set forth for such a purpose, the Promissory Buyer shall give the Notice of Purchase and Sale referred to in Clause 8 within five (5) calendar days following the date the Notice of Opposition is received. In this case, the relevant Price for the purchase and sale shall be the Price set by the Independent Expert or by the courts through a firm ruling. The Promissory Buyer shall pay to the Promissory Seller the amount that constitutes the price according to its calculations on the date the relevant Purchase and Sale Agreement is executed, which shall be adjusted depending on what the Independent Expert or the courts through a firm ruling may set on the date that the Price is definitively set.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Seller regarding the calculation and setting of the Price, the Promissory Buyer shall be obliged to pay the Promissory Seller a penalty consisting of the amount resulting from applying an interest rate of the EURIBOR plus three (3) points multiplied by the difference between the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement and the Price calculated and set by the Independent Expert or the Courts through a firm ruling for the time that has elapsed from the date of the relevant Purchase and Sale Agreement and the payment of the Price adjustment.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Buyer as to the calculation and setting of the Price, the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement shall become the definitive Price.

5.4	Should the Promissory Buyer not give the Promissory Seller Notice of Price within the deadline set forth in section 5.1 above, the Promissory Seller may give the Promissory Buyer said Notice of Price within fifteen (15) calendar days counting from the day in which the deadline set forth in section 5.1 above expires and the procedure set forth in Clause 5 shall apply mutatis mutandis. In this case, the relevant Price for the purchase and sale shall be the Price set by the Independent Expert or by the courts through a firm ruling. The Promissory Buyer shall pay to the Promissory Seller the amount that constitutes the price according to the Promissory Seller’s calculations on the date the relevant Purchase and Sale Agreement is executed, which shall be adjusted depending on what the Independent Expert or the courts through a firm ruling may set on the date that the Price is definitively set.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Seller as to the calculation and setting of the Price, the amount paid by the Promissory Buyer to the

Promissory Seller on the date of the relevant Purchase and Sale Agreement shall become the definitive Price.

Should the Independent Expert or the courts, through a firm ruling, agree with the Promissory Buyer regarding the calculation and setting of the Price, the Promissory Seller shall be obliged to pay the Promissory Buyer a penalty consisting of the amount resulting from applying an interest rate of the EURIBOR plus three (3) points multiplied by the difference between the amount paid by the Promissory Buyer to the Promissory Seller on the date of the relevant Purchase and Sale Agreement and the Price calculated and set by the Independent Expert or the Courts through a firm ruling for the time that has elapsed from the date of the relevant Purchase and Sale Agreement and the payment of the Price adjustment.

6.	PROMISSORY SELLER’S STATEMENTS AND GUARANTEES

6.1	The Promissory Seller hereby states and guarantees to the Promissory Buyer that:
6.1.1	The Promissory Seller has the full legal capacity to act and enter into this Agreement and perform his obligations on his own behalf and that his capacity is not limited by any legal provision, court ruling, arbitration award or agreement.

6.1.2	The Promissory Seller has carried out all the actions and obtained all the authorizations, permits, consent and approvals necessary to enter into and fulfill this Agreement and thereby irrevocably undertake to transfer ownership of the Shares without requiring any further consent, authorizations or permits for such an end. The entering into and fulfillment of this Agreement by the Promissory Seller does not breach any rules, undertakings or agreement adopted or signed by him.

6.1.3	The legal instruments, by virtue of which the Promissory Seller acquired the Shares, grant valid title to and ownership over the Shares to the Promissory Seller and have not been challenged by another third party and fully comply with any laws that may apply and Galian’s 2002 corporate bylaws.

6.1.4	The Shares are free from any kind of encumbrance, lien, claim or third-party right whatsoever. There are no options, charges, pledges or any other kinds of guarantees, rights in rem, encumbrances or liens, restrictions, claims, agreements, rights of retention or privileges (except those laid down in the bylaws) affecting the Shares and there is no kind of agreement that affects the Shares or that could grant to another person or entity, now or in the future, the right to convert, subscribe or acquire the Shares, or oblige them to be converted, subscribed or acquired, or that may oblige the Promissory Seller to sell the Shares.
6.2	The Promissory Seller hereby states that the foregoing statements and guarantees are true, accurate and complete on the Date of Execution, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.
6.3	The Promissory Seller shall not make any statements and guarantees other than the ones expressly set forth in section 6.1.

6.4	The statements and guarantees expressly stated in section 6.1 shall be reiterated by the Promissory Seller in the corresponding Purchase and Sale Agreements that may be entered into pursuant to the provisions set forth herein.

6.5	The Promissory Seller shall be held liable to the Promissory Seller for the veracity, accuracy and integrity of the statements and guarantees expressly set forth in section 6.1 under the terms and conditions set forth herein and in the relevant Purchase and Sale Agreements.

7.	PROMISSORY BUYER’S STATEMENTS AND GUARANTEES

7.1	The Promissory Buyer hereby states and guarantees to the Promissory Seller that:
7.1.1	The Promissory Buyer has the full legal capacity to act and enter into this Agreement and perform its obligations on its own behalf and that this capacity is not limited by any legal provision, court ruling, arbitration award or agreement.

7.1.2	The Promissory Buyer has carried out all the actions and obtained all the authorizations, permits, consent and approvals necessary to enter into and fulfill this Agreement and thereby acquire ownership of the Shares without requiring any further consent, authorizations or permits for such an end. The entering into and fulfillment of this Agreement by the Promissory Buyer does not breach any rules, undertakings or agreement adopted or signed by it.
7.2	The Promissory Buyer hereby states that the aforementioned statements and guarantees are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.
7.3	The statements and guarantees stated in section 7.1 shall be reiterated by the Promissory Buyer in the corresponding Purchase and Sale Agreements that may be entered into pursuant to the provisions set forth herein.
7.4	The Promissory Buyer guarantees to the Promissory Seller that if the Promissory Seller’s ownership of the Shares does not allow him to maintain an indirect stake in the Matchmind Group of 2% as a result of any legal business or corporate operation arising from a restructuring, apart from the purchase and sale of Shares fulfilling the provisions set forth herein or any legal business carried out by the Promissory Seller in contravention to the provisions set forth herein, the Promissory Buyer shall Pay the Promissory Seller an amount equivalent to the amount that would have corresponded to the Promissory Seller as the Price on the date of execution if his indirect shareholding in the Matchmind Group had not been affected by such a dilution within the deadlines and as set forth herein.

8.	PURCHASE AND SALE AGREEMENT AND MAKING IT PUBLIC

8.1	By virtue of this Promissory Agreement, the Parties hereby firmly and irrevocably undertake to enter into the relevant Purchase and Sale Agreement (which shall be substantially similar to the sample attached hereto as Annex 8.1 attached hereto) pursuant to the provisions set forth herein and within the deadlines set forth in Clause 3, thereby executing the transfer of the Shares at each of the periods set forth in Clause 3, the payment of the Price and the performance of the rest of the actions set forth in the relevant Purchase and Sale Agreements.
8.2	The Purchase and Sale Agreement shall have legal effect immediately after its execution by the Parties by the Notary Public chosen for such a purpose by the Promissory Buyer. Any expenses arising from such shall be incurred by the Promissory Buyer.
8.3	Any taxes that may result from entering into and executing the Purchase and Sale Agreement and the operations set forth therein shall be incurred by the Party as set forth by the Law.
8.4	For the purposes of executing the relevant Purchase and Sale Agreement within the deadline set forth in sections 5.2 or 5.3, accordingly, the Promissory Buyer (or the Promissory Seller in the case governed by section 5.4) shall give the Promissory Seller (or the Promissory Buyer in the case governed by section 5.4) notice (the “Notice of Purchase”) which shall state the following:
8.4.1	Date, place and time in which the execution of the relevant Purchase and Sale Agreement and making it public shall take place, which may not exceed ten (10) calendar days from the date Notice of Purchase is received by the Promissory Seller (or the Promissory Buyer) or be less than five (5) calendar days from the date Notice of Purchase is received by the Promissory Seller (or the Promissory Buyer).

8.4.2	Details of the Madrid Notary Public chosen to make the Purchase and Sale Agreement public.

8.4.3	The purchase Price as calculated pursuant to the provisions set forth in Clauses 4 and 5.
9.	BREACH OF THE OBLIGATIONS CONCERNING SELLING AND/OR BUYING

9.1	Should the Promissory Seller or the Promissory Buyer breach any of their obligations concerning the sale and transfer or the purchase and acquisition of all of the Shares, the Promissory Seller and the Promissory Buyer mutually agree that, in addition to any damages that may arise from such a breach and the possibility of demanding the mandatory performance of the Agreement, the party in breach shall be obliged to pay a voluntarily accepted and negotiated penalty, which cannot therefore be moderated, amounting to ONE HUNDRED THOUSAND EUROS (100,000) should the party in breach be the Promissory Seller, or a penalty amounting to TWO HUNDRED THOUSAND (200,000) should the party in breach be the Promissory Buyer.

9.2	By virtue of this Agreement, should the Promissory Seller breach any of the obligations set forth herein concerning the sale and transfer of all the Shares, the Promissory Seller shall grant to the Promissory Buyer a special irrevocable power of attorney as wide-ranging as may be necessary under the Law, so that the Promissory Buyer may perform all the necessary actions to execute the purchase and sale of the Shares on behalf of the Promissory Seller even if it should fall into the legal definition of self-dealing (and even if it could lead to a conflict of interest), and more specifically so as to be able to execute the Purchase and Sale Agreement after prior payment of the Price or its consignment before the Notary authorizing the Purchase and Sale Agreement. This power of attorney that the Promissory Seller shall grant to the Promissory Buyer shall be construed as irrevocable and shall remain in effect until the sale and transfer of all the Shares is finalized. The unilateral withdrawal of this power of attorney by the Promissory Seller shall not have any effect whatsoever.

10.	MAKING THE AGREEMENT PUBLIC AND TAXES
10.1	This Agreement shall be made public immediately after its execution by the Parties by the Notary Public chosen for such a purpose by the Promissory Buyer. Any expenses arising from such shall be incurred by the Promissory Buyer.
10.2	Any taxes that may result from entering into and executing this Agreement and the operations set forth herein shall be incurred by the Party as set forth by the Law.
11.	NOTICES
11.1	Any notices arising from this Agreement to be considered valid shall be served by facsimile service between public bureaus (known in Spanish as burofax) or by any other written means that would leave proof of reception and the contents thereof to the following addresses or any other addresses of which either of the Parties may give the other notice.

11.1.1	Notices to the Promissory Seller:

To the attention of Mr. José Luis Galí Pérez

	Address:	[***]

[***]

With copy to Mr. Enrique Chinchilla Albiol

	Address:	EUROFORO Abogados

Avda. Pau Casals, 16

08021 Barcelona

	Fax:	93 200 53 00

E-mail: echinchilla@euroforoabogados.es

11.1.2	Notices to the Promissory Buyer:

To the attention of Mr. José Ignacio del Barrio

	Address:	[***]

[***]

	Fax:	917147003

E-mail:	jibarrio@telvent.abengoa.com

With copy to Mr. Juan Picón García de Leániz

Address:	DLA PIPER

Paseo de la Castellana, 35

Madrid 28046

Fax:	91 319 19 40

E-mail:	juan.picon@dlapiper.com
12.	CONFIDENTIALITY

12.1	Apart from the press releases dealing with this Agreement to be issued in accordance with the regulations that may apply to either of the Parties, the Parties hereby agree to keep this Agreement confidential, along with its purpose, terms and conditions and the documents and information derived from it. Hence, the Parties may not disclose any aspect of this Agreement to any individual other than their employees taking part in the transaction or whoever may professionally take part in the Agreement in his/her capacity as a legal, accounting, financial or other kind of expert, unless the Parties are required to disclose it by any regulatory, inspection or supervisory body or the courts.

12.2	The Parties shall notify their employees or advisors of the obligation of confidentiality agreed upon hereby and make every effort to ensure they observe it.

12.3	In the case of press releases and other commercial advertising, on any media released, the Parties shall obtain prior written consent from the other concerning their contents before issuing or broadcasting them.

13.	ASSIGNMENT OF RIGHTS

13.1	Neither Party may assign their rights and obligations pursuant to this Agreement or subrogate its legal position, either wholly or partially, to a third party without the other Party’s prior express written consent.

13.2	The Promissory Buyer may wholly or partially assign its rights and obligations arising from this Agreement or subrogate its contractual position to any companies forming part of the business group whose parent company, as this term is defined in Article 4 of the Stock Market Law (Ley del Mercado de Valores), is Televent Git, S.A. as a guarantee for the Promissory Seller without any requirement other than giving the other Party prior notice of such assignment or subrogation.

13.3	For the purposes of this Agreement, only those assignments or subrogations shall be valid in which the assignee or the party to which the contractual position is subrogated expressly accepts the terms and conditions of this Agreement and undertakes all the rights and obligations arising thereof in replacement of the assignor or subrogator, in addition to complying with the provisions set forth in sections 13.1 and 13.2 above.

14.	GENERAL PROVISIONS

14.1	No modifications to this Agreement, including those made to this Clause, shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties.

14.2	Any omission or delay in exercising any right or action set forth herein shall not constitute a wavier of said right or action, or a waiver of any other rights or actions. Individually or partially exercising any right or action shall not impede exercising the subsequent right or action, or exercising any other right or action.

14.3	Calculating the deadlines and periods set forth herein shall be done in the following manner:
14.3.1	Those set forth in days to be calculated from a specific date shall exclude the latter from the calculation and shall commence on the following day.

14.3.2	Should the periods and deadlines be set forth in months or years, they shall be calculated from date to date. Whenever there is no equivalent to the initial date of calculation in the month of expiration, it shall be construed that the period or deadline expires on the last day of the month.

14.3.3	Except when otherwise indicated, calculating any deadlines and periods set forth in days shall be construed to exclude bank holidays in Madrid, the capital of Spain.
14.4	This Agreement constitutes the only complete Agreement between the Parties concerning its purpose and its annuls and leaves without effect any other prior agreements dealing with the same matter, except for the Framework Agreement.
14.5	Should any competent jurisdiction or arbitration tribunal declare any Clause in this Agreement null and void, invalid or ineffective, the Parties hereby agree to negotiate in good faith the modification of said Clause only in as far is it is necessary for it and the Agreement to become legal, valid and effective so that it faithfully reflects the Parties’ original intention. In any event, should any Clause in this Agreement be null and void, invalid or ineffective, it shall not in any way affect the legality, validity and effectiveness of the other Clauses contained in the Agreement.
15.	GOVERNING LAW AND JURISDICTION
15.1	This Agreement shall be governed by and interpreted in accordance with common Spanish law.
15.2	The Parties hereby expressly waive any jurisdictional privileges they may enjoy and agree to submit any disputes and disagreements that could arise concerning the interpretation, fulfillment or performance of this Agreement to the jurisdiction of the courts of the city of Madrid.

IN WITNESS WHEREOF, the parties have hereunto set their hand in the place and on the date first mentioned above.

The Promissory Seller

/s/ José Galí Pérez
Mr. José Luis Galí Pérez

The Promissory Buyer

TELVENT OUTSOURCING, S.A.

p.p.

/s/ José Ignacio del Barrio	/s/ Ana María Plaza Arregui

Mr. José Ignacio del Barrio	Ms. Ana María Plaza Arregui

ANNEX 8.1
FORM OF
PURCHASE AND SALE
AGREEMENT OF SHARES
in the company
GALIAN 2002, S.L.
By and Between
Mr. JOSÉ LUIS GALÍ PÉREZ
as the Seller
and
TELVENT OUTSOURCING, S.A.
as the Buyer
DLA Piper
Paseo de la Castellana, 35
28046 Madrid, Spain
Tel.: +34913191212
Fax: +34913191940

TABLE OF CONTENTS

CLAUSE	PAGE
ANNEXES

This PURCHASE AND SALE AGREEMENT is entered into on this ___________ in Madrid BY AND BETWEEN:
(A)	Mr. JOSÉ LUIS GALÍ PÉREZ, of legal age, married under a separation of estate scheme, domiciled in [***] holder of National Identity Card number [***] and acting on his own behalf.
Mr. José Luis Galí Pérez shall hereinafter be referred to as the “Seller.”
AND:
(B)	TELVENT OUTSOURCING, S.A., a Spanish corporation with registered address in Seville at Calle Tamarguillo, 29, registered in the Seville Companies Register in Volume 2,062, Folio 213, General Section of the Companies Book, Sheet SE-20857, Entry 1, with Tax Identification Number A-41696097 (hereinafter referred to as “Telvent” or as the “Buyer”) and duly represented by Mr. José Ignacio del Barrio Gómez and Ms. Ana María Plaza Arregui in their capacity as the company’s joint power of attorney holders.
The Sellers and the Buyer shall hereinafter be individually referred to as the “Party” or jointly as the “Parties.”
RECITALS
[IS THIS REALLY BLANK FOR GALI IN HIS FORM AGREEMENT? IF NOT, WE SHOULD FILL THESE NUMBERS IN.]
I.	Whereas, the is the owner of 220 shares numbered from , both inclusive, and from to , both inclusive (hereinafter referred to at the “Shares”) representing % of the capital of the company GALIAN 2002, S.L., a Spanish limited liability company incorporated on March 18, 2002 by means of a public instrument executed before the Barcelona Notary Public Mr. Marco Antonio Alonso Hevia with the number 942 of his protocol files and registered in the Barcelona Companies Register in Volume 34,459, Folio 128, Section 8, Registration Sheet number B-247,372 and with Tax Identification Number B-62835053 (hereinafter referred to as “Galian 2002”);

II.	Whereas, through his current shareholding in Galian 2002, the Seller is the indirect holder of % of the company Matchmind Holding, S.L.’s capital, which is a Spanish limited company incorporated on July 7, 2004 by means of a public instrument executed before the Madrid Notary Public Mr. José Luis Ruiz Abad with the number 2,201 of his protocol files, duly registered in the Madrid Companies Register in Volume 20,449, Folio 59, Section 8, Registration Sheet number M-361697 and with Tax Information Number B-84057983 (hereinafter referred to as “Matchmind Holding”). Matchmind Holding, along with the companies Matchmind, S.L. and Matchmind Ingeniería de Software, S.L. shall hereinafter be jointly referred to as the “Companies of the Matchmind Group” or the “Matchmind Group”;

III.	Whereas, the Shares are free from any encumbrances, liens and third-party rights;

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IV.	Whereas, on September 25, 2007, the Seller and the Buyer, among others, entered into a framework agreement on the purchase of the Matchmind Group and its governance (hereinafter referred to as the “Framework Agreement”) by virtue of which the gradual way and the terms and conditions under which the Buyer shall purchase from Mr. José Luis Galí Pérez and Mr. Manuel Galán Peréz (hereinafter referred to as the “Selling Partners”), as well as from the Management Team comprised of Mr. Carlos Delgado Suárez, Carsa Consultores, Cardel Consultores, Ms. Raquel Tuduri García, Mr. José Luis Molina Zamora, Ms. Margarita Fernández Gutiérrez, Mr. Antonio Luis Gálvez Fernández, Mr. Marcos de Miguel Pagazaurtundua, Mr. José Luís Rodríguez de Andrés, Mr. Miguel Larruscain Caballero, Mr. Francisco Javier Sotillos Bermejo, Mr. Jorge Pereira Hernández, Mr. Ignacio Rubio Laseca, Mr. Javier Miguel Fernández, Mr. José Ignacio de las Llanderas García, Mr. Mariano García Gutiérrez, Mr. Francisco Javier Álvarez Merino, Mr. Iñigo Barrón Ibeas, Mr. Arón Ramson, Ms. Rosa García González, Mr. Ramón Damián de Cózar Mena, Mr. Juan Solana, Mr. Enrique Serrano, Mr. José Manuel Fernández de Oliva and Mr. José Carvajal Martínez (hereinafter referred to as the “Management Team”) the direct and indirect shares they may hold in the Matchmind Group;

V.	Whereas, on October 22, 2007 and pursuant to the stipulations laid down in the Framework Agreement, the Buyer and Seller entered into a Promissory Purchase and Sale Agreement for the Shares (hereinafter referred to as the “Promissory Agreement”) by virtue of which the Sellers irrevocably undertook to sell the Shares they may either directly or indirectly hold or come to hold by virtue of any title in any of the Companies of the Matchmind Group free from any encumbrances, liens or third-party rights to the Buyer, which irrevocably undertook to buy them;

VI.	Whereas, in fulfillment of the stipulations contained in the Promissory Agreement and subject to the provisions set forth therein, the Sellers and the Buyer have entered into this Purchase and Sale Agreement (hereinafter referred to as the “Agreement” or the “Purchase and Sale Agreement”), as they have reached agreement on the terms and conditions under which the purchase and share of the Shares should be executed, which shall be governed by the following:
TERMS AND CONDITIONS
1.	PURCHASE AND SALE
1.1	Subject to the terms and conditions laid down herein, the Seller sells the Shares to the Buyer, who purchases them free from any encumbrances, liens and/or third-party rights through the purchase price set forth in Clause 2 hereunder as consideration.
2.	PRICE AND MEANS OF PAYMENT
2.1	The price of the purchase and sale of the Shares (hereinafter referred to as the “Price”) shall amount to Euros (€ ), which has been calculated, set and notice of which has been given by the Buyer to the Seller pursuant to the provisions set forth in Clauses 4 and 5 of the Promissory Agreement.

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2.2	The Price is paid by the Buyer to the Seller in this act by means of a wire transfer to bank account number opened by the Seller at . The Seller issues irrefutable receipt of payment to the Buyer in this act for the Price thus received.
3.	SELLER’S OBLIGATIONS ON THE DATE OF EXECUTION
3.1	On the Date of Execution of this Agreement, the Seller shall perform the following actions or have them performed, as appropriate:
3.1.1	The Seller shall hand over the Buyer the share certificates justifying his ownership of the Shares, so that they may be handed over to the Notary Public who shall proceed to make this Agreement public and have the relevant “I have sold” stamped on them.

3.1.2	The transfer of the Shares in favor of the Buyer shall duly be entered into Galian 2002’s Partner Registry.
4.	SELLER’S STATEMENTS AND GUARANTIES
4.1	The Seller states and guaranties to the Buyer that:
4.1.1	The Seller has the full legal capacity to act and enter into this Agreement and perform his obligations on his own behalf and that this capacity is not limited by any legal provision, court ruling, arbitration award or agreement.

4.1.2	The Seller has carried out all the actions and obtained all the authorizations, permits, consent and approvals necessary to enter into and fulfill this Agreement and thereby irrevocably undertaking to transfer ownership of the Shares without requiring any further consent, authorizations or permits for such an end. The entering into and fulfillment of this Agreement by the Seller does not breach any rules, undertakings or agreement adopted or signed by him.

4.1.3	The legal instruments by virtue of which the Seller acquired the Shares grant valid title to and ownership over the Shares to the Seller and have not been challenged by another third party and fully comply with any laws that may apply and Galian 2002’s corporate bylaws.

4.1.4	The Shares are free from any kind of encumbrance, lien, claim or third-party right whatsoever. There are no options, charges, pledges or any other kinds of guarantees, rights in rem, encumbrances or liens, restrictions, claims, agreements, rights of retention or privileges (except those laid down in the bylaws) affecting the Shares and there is no kind of agreement that affects the Shares or that could grant to another person or entity, now or in the future, the right to convert, subscribe or acquire the Shares, or oblige them to be converted, subscribed or acquired, or that may oblige the Seller to sell the Shares.
4.2	The Seller hereby states that the foregoing statements and guarantees are true, accurate and complete on the Date of Execution, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.

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4.3	The Seller shall not make any statements and guarantees other than the ones expressly set forth in Clause 4.1.
4.4	The Seller shall be held liable by the Buyer for the veracity, accuracy and integrity of the statements and guaranties expressly set forth in Clause 4.1 under the terms set forth herein.
5.	BUYER’S STATEMENTS AND GUARANTIES
5.1	The Buyer states and guaranties to the Seller that:
5.1.1	The Buyer has the full legal capacity to act and to enter into this Agreement and to fulfill its obligations under it. Such capacity is not limited by any legal provisions, court decisions, arbitration awards or agreements.

5.1.2	The Buyer has performed all the actions and has obtained all the authorizations, permits, agreements or approvals necessary to enter into and perform this Agreement and to acquire the ownership over the Shares. No further agreements, authorizations or permits for such a purpose are required by the Buyer. The entering into and fulfillment of this Agreement by the Buyer does not breach any rules, undertakings or agreement adopted or signed by it.
5.2	The Buyer hereby states that the aforementioned statements and guaranties are true, accurate and complete, without omitting any fact or circumstance that may alter, restrict or condition their contents and scope.
6.	SCOPE AND NATURE OF THE SELLERS’ LIABILITY
6.1	The Seller hereby undertakes to compensate the Buyer for any effective damage the Buyer or the Companies of the Matchmind Group may suffer as a result of:
6.1.1	a breach, inaccuracy (including any inaccuracy caused by an omission) or falsehood concerning any of the Statements and Guaranties; or

6.1.2	a breach of any other obligations, undertakings or agreements set forth herein.
6.2	The Seller’s liability shall be solely governed by the terms and conditions laid down herein, expressly waiving the rights and actions set forth in the Civil Code (Código Civil), the Commercial Code (Código Comercial) and in any law that may apply for these purposes as regards the Sellers’ obligations arising from this Agreement and, in particular, the entitlement to terminate this Agreement as set forth in Article 1,124 of the Civil Code, along with the entitlement to claim redress for hidden faults and for warranty of title, which are hereby waived through the Parties’ mutual agreement for the purposes set forth in Article 1,475, paragraph three of the Civil Code.
7.	MAKING THE AGREEMENT PUBLIC AND TAXES
7.1	This Agreement shall be made public immediately after its execution by the Parties by the Notary Public chosen for such a purpose by the Buyer. Any expenses arising from such shall be incurred by the Buyer.

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7.2	Any taxes that may result from entering into and executing this Agreement and the operations set forth herein shall be incurred by the Party as set forth by the Law.
8.	NOTICES
8.1	Any notices arising from this Agreement to be considered valid shall be served by facsimile service between public bureaux (known in Spanish as burofax) or by any other written means that would leave proof of reception and the contents thereof to the following addresses or any other addresses of which either of the Parties may give the other notice.

8.1.1	In the case of the Buyer:

To the attention of Mr. José Luis Galí Pérez:

	Address:	[***]

[***]

With copy to Mr. Enrique Chinchilla Albiol

	Address:	EUROFORO Abogados

Avda. Pau Casals, 16

08021 Barcelona

	Fax:	93 200 53 00

E-mail: echinchilla@euroforoabogados.es

8.1.2	In the case of the Buyer:

To the attention of Mr. José Ignacio del Barrio:

	Address:	[***]

[***]

	Fax:	917147003

	E-mail:	jibarrio@telvent.abengoa.com

With copy to Mr. Juan Picón García de Leániz:

	Address:	DLA PIPER

Paseo de la Castellana, 35

Madrid 28046

5

Fax:	91 319 19 40

E-mail:	juan.picon@dlapiper.com
9.	CONFIDENTIALITY
9.1	Apart from the press releases dealing with this Agreement to be issued in accordance with the regulations that may apply to either of the Parties, the Parties hereby agree to keep this Agreement confidential, along with its purpose, terms and conditions and the documents and information derived from it. Hence, the Parties may not disclose any of this Agreement’s aspects to any individual other than their employees taking part in the transaction or whoever may professionally take part in the Agreement in his/her capacity as a legal, accounting, financial or other kind of expert, unless the Parties are required to disclose it by any regulatory, inspection or supervisory body or the courts.
9.2	The Parties shall notify their employees or advisors of the obligation of confidentiality agreed upon hereby and make an effort to ensure they observe it.
9.3	In the case of press releases and commercial advertising or similar, on whatever media they may be released, the Parties shall have to obtain prior written consent from the other concerning their contents before issuing or broadcasting them.
10.	ASSIGNMENT OF RIGHTS
10.1	Neither Party may assign their rights and obligations pursuant to this Agreement or subrogate its legal position, either wholly or partially, to a third party without the other party’s prior express written consent.
10.2	The Buyer may wholly or partially assign its rights and obligations arising from this Agreement or subrogate its contractual position to any companies forming part of the business group whose parent company –as this term is defined in Article 4 of the Stock Market Law (Ley del Mercado de Valores)– is Televent Git, S.A., as a guaranty for the Seller, without any requirement other than giving the other Party prior notice of such assignment or subrogation.
10.3	For the purposes of this Agreement, only those assignments or subrogations shall be valid in which the assignee or the party to which the contractual position is subrogated expressly accepts the terms and conditions of this Agreement and undertakes all the rights and obligations arising thereof in replacement of the assignor or subrogator, in addition to complying with the provisions set forth in Clauses 10.1 and 10.2 above.
11.	GENERAL PROVISIONS
11.1	No modifications to this Agreement, including those made to this Clause, shall be valid unless they are in writing and signed by a duly authorized representative of each of the Parties.
11.2	Any omission or delay in exercising any right or action set forth herein shall not constitute a wavier of said right or action, or a waiver of any other rights or actions. Individually or partially exercising

6

any right or action shall not impede exercising the subsequent right or action, or exercising any other right or action.
11.3	Calculating the deadlines and periods set forth herein shall be done in the following manner:
11.3.1	Those set forth in days to be calculated from a specific date shall exclude the latter from the calculation and shall commence on the following day.

11.3.2	Should the periods and deadlines be set forth in months or years, they shall be calculated from date to date. Whenever there is no equivalent to the initial date of calculation in the month of expiry, it shall be construed that the period or deadline expires on the last day of the month.

11.3.3	Except when otherwise indicated, calculating any deadlines and periods set forth in days shall be construed to exclude holidays in Madrid, the capital of Spain.
11.4	This Agreement constitutes the only complete Agreement between the Parties concerning its purpose and it annuls and leaves without effect any other prior agreements dealing with the same matter, except for the Promissory Agreement and the Framework Agreement.
11.5	Should any competent jurisdiction or arbitration tribunal declare any Clause in this Agreement null and void, invalid or ineffective, the Parties hereby agree to negotiate in good faith the modification of said Clause only in as far as it is necessary for the Agreement and so that the said Clause is legal, valid and effective and in such a way so that it faithfully reflects the Parties’ original intention. In any event, should any Clause in this Agreement be null and void, invalid or ineffective, it shall not in any way affect the legality, validity and effectiveness of the other Clauses contained in the Agreement.
12.	GOVERNING LAW AND JURISDICTION
12.1	This Agreement shall be governed by and interpreted in accordance with common Spanish legislation.
12.2	The Parties hereby expressly waive any jurisdictional privileges they may enjoy and agree to submit any disputes and disagreements that could arise concerning the interpretation, fulfillment or performance of this Agreement to the jurisdiction of the courts of the city of Madrid.

7

IN WITNESS WHEREOF, the parties have hereunto set there hand in the place and on the date first mentioned above.
The Seller

Mr. José Luis Galí Pérez
TELVENT OUTSOURCING, S.A.
p.p.

Mr. José Ignacio del Barrio	Ms. Ana María Plaza Arregui

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